SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
November 13, 2003
(Date of earliest event reported)

SHURGARD STORAGE CENTERS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-11455	91-1603837

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1155 Valley Street
Suite 400
Seattle, Washington 98109-4426

(Address of principal executive offices, including zip code)

(206) 624-8100

(Registrant’s telephone number, including area code)

Item 4. Changes in Registrant’s Certifying Accountant.
SIGNATURE

Item 4. Changes in Registrant’s Certifying Accountant.

I. On November 13, 2003, Deloitte & Touche LLP (“Deloitte”), the independent auditor for Shurgard Storage Centers, Inc. (the “Company”), notified the Company of its resignation. The resignation was initially conveyed orally to the Company on November 13, 2003, and confirmed in a letter from Deloitte to the Company received on November 14, 2003.

II. The reports of Deloitte on the Company’s consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

III. During the fiscal years ended December 31, 2001 and 2002 and the subsequent interim period through the date of Deloitte’s resignation, Deloitte did not advise the Company that information had come to Deloitte’s attention that led it to no longer be able to rely on management’s representations, except as follows:

In resigning as the Company’s auditor, Deloitte advised the Company that its resignation arose from Deloitte’s conclusion that it was no longer willing to rely on management’s representations due to concerns about the Company’s communications with Deloitte regarding an overpayment of approximately $1.4 million to Charles K. Barbo, Chairman and CEO of the Company, and another individual not affiliated with the Company. The overpayment was made by the Company in connection with the liquidation of an affiliated limited partnership formed in 1990.

The transaction involving the liquidation payments was approved by the Company’s independent directors in January 2003, consummated in April 2003, and disclosed in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, as filed by the Company with the Securities and Exchange Commission.

The possibility that an overpayment may have occurred was first discovered by the Company on October 24, 2003. Over the next two weeks, the Company had discussions with Mr. Barbo to confirm the occurrence and amount of the overpayment, during which time Mr. Barbo indicated he would reimburse any overpayment made to him as soon as the overpayment had been confirmed. Following a meeting of the Audit Committee on November 7, 2003, Deloitte inquired about the original liquidation transaction in connection with its review of the disclosure of the transaction in the footnotes of the Company’s third quarter financial statements. During these conversations, the Company advised Deloitte of the overpayment and the expected reimbursement and discussed with them the potential impact of the reimbursement on the pending quarterly filing. On November 8, 2003, Deloitte and the Company had several additional conversations regarding the transaction, the overpayment and the expected impact of the overpayment and reimbursement on the Company’s financial statements. On that same day, the Company notified the Chairman of the Audit Committee of the overpayment and expected reimbursement.

On November 10, 2003, Deloitte met with the Chairman of the Audit Committee to express its concerns regarding management’s communications with Deloitte surrounding the overpayment, including the timing of and inconsistencies in those communications. In particular, Deloitte expressed concern that the overpayment was brought to its attention after the Audit Committee had, in its November 7, 2003 meeting, approved third quarter financial statements presented at that meeting which did not include corrections relating to the overpayment. In addition, Deloitte expressed concerns that it received conflicting statements regarding the date the error was initially discovered. Following the November 10 meeting with Deloitte, the Chairman of the Audit Committee interviewed Company management and personnel to review the facts relating to the discovery and correction of the overpayment and the Company’s communications with Deloitte regarding the overpayment.

On November 12, 2003, the Audit Committee convened a meeting attended by Deloitte. At that meeting, the Chairman of the Audit Committee presented a summary of his conclusions from these interviews. The Chairman reported that management had explained that they had not reported the overpayment sooner because it was immaterial to the financial statements and management had not conclusively determined with the general partners that an overpayment had been made. The Chairman advised Deloitte that based on these interviews and management’s explanation, he did not believe there had been any intentional misrepresentation by management and that, in his opinion, the facts surrounding the initial liquidation payment, the discovery of the overpayment and the communication with Deloitte about overpayment did not call into question the reliability of management’s representations. Deloitte indicated that it would be discussing the matter internally and would report back to the Chairman of the Audit Committee.

On November 13, 2003, Deloitte orally informed the President of the Company and the Chairman of the Audit Committee, in separate conversations, that, having considered all of the facts surrounding the disclosure and communication of the overpayment, Deloitte had concluded that it was no longer willing to rely on representations of management, and as a result was resigning as the Company’s auditor without completing its review of the financial statements for the three and nine month periods ending September 30, 2003. On that same day, the Chairman of the Audit Committee and outside counsel for the Company asked Deloitte for further clarification of the facts leading to the resignation and whether the facts warranted Deloitte’s conclusion. Deloitte agreed to respond by the following day. On November 14, 2003, the Company received a letter of resignation from Deloitte, dated November 13, 2003. The letter stated, “This will confirm that the client-auditor relationship between Shurgard Storage Centers, Inc. (Commission File No. 0-11455) and Deloitte & Touche LLP has ceased.” Later that day, in a telephone call between Deloitte, the Chairman of the Audit Committee and outside counsel, Deloitte indicated that its conclusion was based on the totality of the facts surrounding management’s communications to Deloitte regarding the overpayment. Deloitte further indicated that the events surrounding management’s communications to Deloitte regarding the overpayment were the sole basis for its conclusion.

The Company has authorized Deloitte to respond fully to the inquiries of the successor auditor concerning the matters in this section III.

IV. During the fiscal years ended December 31, 2001 and 2002 and the subsequent interim period through the date of Deloitte’s resignation, there have been no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports, except the following:

In a letter to the Audit Committee dated March 12, 2002, Deloitte noted that there had been a disagreement regarding the Company’s accounting of its interests in certain joint venture arrangements that the Company had entered into from 1998 to 2000. The Company had consulted the SEC’s Office of the Chief Accountant and another accounting firm prior to concluding to restate its financial statements for the years ended December 31, 1998, 1999, and 2000, and subsequent interim periods. The Company’s restatements occurred in December 2001. Deloitte indicated in its March 12, 2002 letter that as a result of the restatement this disagreement had been satisfactorily resolved.

The Company has authorized Deloitte to respond fully to the inquiries of the successor auditor concerning the matters described in this section IV.

V. During the fiscal years ended December 31, 2001 and 2002 or the subsequent interim period through the date of Deloitte’s resignation, Deloitte did not advise the Company that the internal controls necessary for the Company to develop reliable financial statements do not exist, except as follows:

In connection with its audit of the Company’s financial statements for the year ended December 31, 2001, Deloitte advised the Company of a reportable condition involving the Company’s internal control. Deloitte advised the Company that its procedures for the preparation and review of financial information, and its presentation in the Company’s communications (including periodic reports and annual reports to shareholders) lacked processes that provide for and document review by personnel with adequate knowledge to prevent errors in preparation and presentation. Deloitte indicated that it did not believe the reportable condition was a material weakness. Deloitte advised the Company’s management to review and revamp these procedures as appropriate to ensure clarity of accountability and responsibility in the financial reporting process. In response, management, proposed and implemented certain process improvements to address theses concerns. Management reviewed the proposed process improvements with the Audit Committee and Deloitte.

The Company has authorized Deloitte to respond fully to the inquiries of the successor auditor concerning the matters described in this section V.

VI. The Company has provided a copy of this Form 8-K to Deloitte and requested Deloitte to furnish a letter addressed to the Securities and Exchange Commission, stating whether it agrees with the statements made by Company in this Form 8-K, and, if not, identifying the statements with which it does not agree. The Company will file a copy of Deloitte’s letter as an exhibit to an amendment to this Form 8-K.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHURGARD STORAGE CENTERS, INC
Dated: November 20, 2003
	By	/s/ Harrell Beck

Harrell Beck, Senior Vice President,
Chief Financial Officer and Treasurer